Exhibit 99.1

ERF Wireless to Receive $3 Million Cash in Non-Core Asset Sale

Proceeds to Be Utilized in Accelerating Growth of Oil and Gas Revenue Stream

LEAGUE CITY, TX--(Marketwire - 02/11/11) - ERF Wireless (OTC.BB:ERFW - News), a leading provider of enterprise-class wireless broadband products and services, announced today that it has entered into a Definitive Asset Purchase Agreement with KeyOn Communications Holdings Inc. (OTC.BB:KEYO - News) to sell two of its non-core WISP/wireless networks for a total consideration of $3 million in cash and 100,000 shares of KeyOn common stock. Additional details of the agreement were not announced. The two ERF Wireless networks being sold are the Central Texas network west of Austin and the smaller North Texas network in Granbury. The sale is expected to close within the next ten days.

Dr. H. Dean Cubley commented, "This sale of a limited portion of our non-core and non-oil and gas related networks provides ERF Wireless the opportunity to convert our investment in these assets and operations into cash at a time when we have tremendous potential for additional high-margin oil and gas revenue being presented to us on an almost daily basis. I believe that having the cash liquidity to quickly take advantage of these new opportunities is of the highest priority to ERF Wireless and its stockholders at this point in time. Any recurring WISP revenue that we forego with this sale will quickly be recovered by adding new oil and gas revenue in our Energy Broadband subsidiary at many times the operating margins."

John Nagel, CEO of Energy Broadband, commented, "Energy Broadband began a new direct marketing program promoting our wireless broadband services to the oil and gas industry last year in an effort to accelerate the growth of our customer base. That program has been successful and has attracted many new customers and created additional service opportunities. With the additional capital, we'll have the ability to take advantage of many of these opportunities and quickly expand our leadership in the delivery of terrestrial wireless broadband to the North American oil and gas industry. "For more information regarding Energy Broadband's full range of communication products and capabilities for the oil and gas industry as well as our current and projected areas of coverage, including the Eagle Ford Shale, potential customers should contact our sales staff at 888-770-7052. A new coverage map showing both existing and planned Energy Broadband wireless coverage in Texas, New Mexico, Oklahoma, Louisiana, Arkansas, Wyoming and Colorado may be accessed at http://www.erfwireless.com/oil_gas_map_big.html.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of Energy Broadband Inc., ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

About KeyOn Communications Holdings Inc.

KeyOn Communications Holdings Inc. (OTC.BB:KEYO - News) is one of the largest providers of wireless broadband, satellite and voice over Internet protocol (VoIP) services in the United States, primarily targeting underserved markets with populations generally less than 50,000. KeyOn offers broadband services with VoIP and satellite video services to both residential and business subscribers across 12 Western and Midwestern states. Through a combination of organic growth and acquisitions, KeyOn has expanded its network footprint to reach approximately 55,000 square miles and cover over 2,800,000 people, as well as small-to-medium businesses. With its successful track record of acquiring companies through its Rural UniFi initiative and growth of its overall subscriber base, KeyOn is one of the leading wireless broadband companies in the United States. Management intends to drive subscriber growth through additional acquisitions as well as organic growth across the company's expanding footprint by offering bundled services including broadband, video, VoIP and related valuable services such as the Bullseye Club. The company also intends to opportunistically build mobile and/or nomadic WiMAX networks in and around its market footprint. More information on K KeyOn can be found at http://www.keyon.com. Companies interested in participating in Rural UniFi can visit www.keyon.com/ruralunifi.html.

Forward-looking statements in this release regarding ERF Wireless Inc. and its wholly owned subsidiary Energy Broadband Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:
ERF Wireless Inc.
Clareen O'Quinn
281-538-2101 ext. 113
coquinn@erfwireless.com